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SECURITIES AND EXCHANGE COMMISSION

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Nationwide Financial Services, Inc.

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NF Report to Associates on Business Results, 2Q 2008

I would sum up Nationwide Financial Services’ second quarter results as pretty solid in a very difficult operating environment. We’ve got tough economic conditions, and equity and overall capital markets have been pretty rocky.

Very importantly, also our balance sheet remains strong. Our risk management techniques are in place and our investment portfolio performed as expected in these difficult times.

We reported operating earnings of $0.92 per share in the second quarter. As in the past, we had a number of unusual items that impacted that reported result. On a more normalized basis, we looked at our quarter at about $1.11 per share. That would compare to about $1.13 per share in a year ago quarter.

On a return on equity basis, when you normalize, it’s about 11.2 percent for the quarter.

Individual Protection

We had some very positive results in our life insurance business during the second quarter. It has been three quarters in a row that we’ve seen very strong sales momentum out of that business. A lot of credit goes to Peter Golato’s entire team for continuing to build great products for us. And, specifically in the Nationwide Financial Network, our Exclusive Agents are ahead of plan for the year and really starting to drive positive results. Overall, I believe Nationwide gained almost 10 points of market share during the quarter.

Variable Annuities

Our variable annuity business is clearly feeling the impact of the current market conditions. During environments like this both advisors and consumers tend to sit on the sidelines and wait for things to improve. Overall sales for the industry were down significantly for the quarter, as were ours, but I believe we continue to build the right products and do the right things in the sales organization to position ourselves for growth in the future.

Retirement Plans

Our retirement plans business also is feeling the impact of the current economic environment. In our public sector business, we continue to see modest sales increases driven by increased contributions from participants. But more importantly we’ve had an excellent past several months in renewing large cases and winning new cases that will have a positive impact for the future. On the private sector side, we saw a slight decrease in sales for the quarter as this is another case where both plan participants and plan sponsors are sitting on the sidelines, specifically plan sponsors, who are more worried about their small businesses than necessarily about their defined contribution plans.

Nationwide Bank and Nationwide Funds Group

In addition, the Nationwide Bank and the Nationwide Funds Group continue to make a positive contribution to the bottom line and both continue to make good progress on key initiatives as they grow out those businesses.

Progress

Even though things are challenging right now, I do not want to lose sight of the significant progress we are making in a number of key areas.

Individual Protection Sales Momentum: As I mentioned earlier, the sales momentum in our life insurance business is clearly a leading indicator of future success for that business.

Nationwide Securities, LLC: On August 1, we completed the consolidation of our two retail broker/dealers, and Nationwide Securities, LLC is now up and running. I want to congratulate and thank that team for a lot of hard work. It’s an important platform as we move forward.

Expense Management: And I want to thank all NF associates for your continued focus on expense management. It had a very positive impact on the results for the quarter and I believe will have an impact for the rest of the year.

Nationwide Mutual and NFS Agreement: Again, I want to acknowledge that Nationwide Mutual and Nationwide Financial Services have come to an agreement for Nationwide Mutual to buy in all the publicly held shares of Nationwide Financial Services.

As I said last week, I’m excited about the transaction and I believe that a more simplified ownership structure will be good for our customers, our business partners and for all of our associates.

Going Forward

The operating environment for the second half of 2008 doesn’t look any easier than the first half, but I’m confident that we’ll remain financially strong, continue to grow and help more customers every day.

In this environment, it’s more important than ever for all of us to stay focused on our day-to-day responsibilities and continue to provide an On Your Side experience to our customers and business partners.

I have all the confidence in the world that NF associates will continue to do that.

Thanks.